Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of iShares® S&P GSCI™ Commodity-Indexed Trust and iShares® S&P GSCI™ Commodity-Indexed Investing Pool LLC of our reports dated February 29, 2012 relating to the financial statements, and the effectiveness of internal control over financial reporting of iShares® S&P GSCI™ Commodity-Indexed Trust and iShares® S&P GSCI™ Commodity-Indexed Investing Pool LLC, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

March 16, 2012